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                            SWEENEY & ASSOCIATES P.C.
                                ATTORNEYS AT LAW

7300 PENN AVENUE                                       TELEPHONE (412) 731-1000
PITTSBURGH, PA  15208                                  FACSIMILE (412) 731-9190



                                 January 7, 2000

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street
Washington, D.C.  20549


RE:      IDT, INC. (THE "COMPANY")
         FILE NO. 333-85365
         WITHDRAWAL OF FORM S-1 REGISTRATION STATEMENT NO. 333-85365

Ladies and Gentlemen:

         On behalf of the Company, we hereby withdraw the above-referenced registration statement.

         The Company confirms that it has not sold any common stock pursuant to the above-referenced registration.

         If you have any questions or need any additional information, please contact us at (412) 731-1000.


                                   Sincerely,

                                   /s/ M. Kathryn Sweeney, Esq.
                                     M. Kathryn Sweeney, Esq.




cc:      Carnot Evans, SEC (via telecopy (202) 942-9533)
         Glenn Keeling, IDT, Inc.